March 16, 2020

John Fawcett
Chief Financial Officer
CIT Group Inc.
11 West 42nd Street
New York, New York 10036

       Re: CIT Group Inc.
           Form 10-K for Fiscal Year Ended December 31, 2019
           Filed February 20, 2020
           File No. 001-31369

Dear Mr. Fawcett:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Finance